Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Penn Virginia Resource Partners, L.P.:

          We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-74212) and on Form S-3 (File Nos. 333-106195 and 333-106239) of Penn Virginia Resource Partners, L.P. (the “Partnership”) of our reports dated March 14, 2006, with respect to the consolidated balance sheets of Penn Virginia Resource Partners, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Penn Virginia Resource Partners, L.P.

          Our report dated March 14, 2006, on the consolidated financial statements contains an explanatory paragraph that states that the Partnership changed its method of accounting for asset retirement obligations effective January 1, 2003.

          Our report dated March 14, 2006 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that in conducting management’s evaluation of the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2005, the Partnership excluded its natural gas midstream business, which was acquired on March 3, 2005 and which now operates as PVR Midstream LLC, as permitted by the Securities and Exchange Commission.  PVR Midstream LLC’s total assets were $241.9 million, or approximately 37 percent of the Partnership’s total assets, as of December 31, 2005, and PVR Midstream LLC’s total revenues were $350.6 million, or approximately 79 percent of the Partnership’s total revenues, for the year ended December 31, 2005.

KPMG LLP

Houston, Texas
March 14, 2006